Exhibit 99.1

INFORMATION FOR RELEASE

MuniMae Announces Third Quarter Financial Results

And Reaffirms CAD Guidance

BALTIMORE (November 7, 2005) – MuniMae (the “Company”) (NYSE: MMA), a leading publicly traded real estate finance and investment management company, today announced financial results for the third fiscal quarter of 2005.

The Company reported diluted earnings per share of $0.52 and $1.21 for the three and nine months ended September 30, 2005, representing an increase of 58% and 95%, respectively, over diluted earnings per share for the comparable periods in 2004. In addition, the Company reported Cash Available for Distribution, or CAD, of $0.76 and $1.73 per share for the three and nine months ended September 30, 2005, representing increases of 6% and 2%, respectively, over CAD per share for the comparable periods in 2004.

The distribution of $0.4875 per common share, payable on November 11, 2005, to shareholders of record as of October 31, 2005, marked a record 35th consecutive increase in the Company’s quarterly distribution and represents an 8% annualized yield based on the $24.22 per share closing price on November 7, 2005.

Commenting on the quarter and year-to-date results, MuniMae CEO and President Michael Falcone stated, “Although our tax-exempt bond originations in 2005 have fallen significantly below 2004 levels, production volumes remain strong in our other lines of business, and the continued low interest rate environment has enabled us to sell selected investments at very attractive cap rates. We remain confident in our outlook for the rest of the year, and based on our current pipeline, we expect CAD per share for the fiscal year 2005 to be at least $2.43.”

During the third quarter, the Company:

•	closed its acquisition of Glaser Financial[1], adding scale and new product offerings to its mortgage banking business and increasing total Company assets under management to $16 billion; and

•	structured and closed $1.2 billion of investments throughout the business.

Net Income and Adjusted Net Income

For the three months ended September 30, 2005, net income was $20.4 million, representing a 77% increase over net income for the same period in 2004. Adjusted to exclude the impact of consolidated tax credit equity funds and real estate operating partnerships as a result of the application of FIN 46R and the financing method of accounting related to guaranteed tax credit equity funds due to FAS 66, net income was $23.9 million for the three months ended September 30, 2005, representing a 52% increase over similarly adjusted net income for the same period in 2004.

Diluted earnings per share totaled $0.52 for the three months ended September 30, 2005, representing a 58% increase over diluted earnings per share for the same period in 2004. Adjusted to exclude the impact of consolidated tax credit equity funds and the financing method of accounting related to guaranteed tax credit equity funds, diluted earnings per share was $0.62 for the three months ended September 30, 2005, representing a 38% increase over the similarly adjusted earnings per share for the same period in 2004.

As previously reported, the Company adopted FASB Interpretation No. 46R, “Consolidation of Variable Interest Entities” (FIN 46) effective March 31, 2004. FIN 46R required the Company to consolidate certain tax credit equity funds in which it had a 1% or less general partnership interest. As a result of consolidating these funds, syndication and certain other fees earned on these funds have been eliminated. These changes, coupled with financing accounting required for guaranteed tax credit equity funds, make year-over-year comparisons difficult. Accordingly, the Company has presented the adjusted amounts above in an effort to improve comparability as between 2005 and 2004. These amounts are not in accordance with generally accepted accounting principles.

[1]	Glaser Financial Group, Inc., a full service commercial mortgage banker that arranged financing for multifamily, senior housing and commercial real estate predominately in the upper Midwest through Fannie Mae DUS, Freddie Mac, HUD/FHA, conventional and conduit funding sources.

CAD Results of Operations

For the three months ended September 30, 2005, CAD, a non-GAAP performance measure, was $28.8 million as compared to $25.2 million for the same period in 2004. On a per share basis, CAD was $0.76 for the three months ended September 30, 2005, as compared to $0.72 for the same period in 2004.

Quarterly Distribution and Payout Ratio

The Company’s November 2005 distribution to common shareholders of $0.4875 per share annualizes to $1.95 per share, a 4% increase over the November 2004 annualized distribution of $1.87 per share. Based on the November 7, 2005 closing share price of $24.22, MuniMae common shares have an annualized yield to shareholders of 8%. Based on the assumption that 75% to 80% of the Company’s net income is exempt from federal income tax, absent the impact of capital gains (which affects shareholders differently depending on when they purchased their shares), the taxable-equivalent yield would be 11.3% to 11.5%2.

MuniMae’s CAD payout ratio for the three months ended September 30, 2005 was 64.4%, as compared to 65.1% for the same period in 2004. On a rolling twelve-month basis, the CAD payout ratio was 81.3% for the period ending September 30, 2005, as compared with 80.5% for the twelve months ended September 30, 2004.

Production Summary

Investing Segment: For the three and nine months ended September 30, 2005, MuniMae acquired tax-exempt bonds and entered into forward funding commitments totaling approximately $80.2 million and $176.2 million in par value, representing decreases of 6% and 31% as compared to the three months and nine months ended September 30, 2004, respectively. All of the third quarter 2005 financings were tax-exempt multifamily revenue bonds associated with low-income housing tax credits syndicated by MuniMae and other third party syndicators.

Tax Credit Equity Segment: For the three and nine months ended September 30, 2005, MuniMae raised $370.2 million and $692.9 million of tax credit equity, representing an increase of 32% and 12% as compared to the three months and nine months ended September 30, 2004, respectively. For the three and nine months ended September 30, 2005, MuniMae invested $254.5 million and $595.6 million in tax credit properties, representing increases of 22% and 10% as compared to the three months and nine months ended September 30, 2004, respectively.

Real Estate Finance Segment: For the three and nine months ended September 30, 2005, MuniMae’s Real Estate Finance segment production was $726.8 million and $1,240.2 million, representing an increase of 293% and 78% as compared to the three months and nine months ended September 30, 2004, respectively. Increased production in this segment was driven largely by taxable debt production from the business formerly known as Glaser Financial, acquired on July 1, 2005, and production within the Company’s fund management business, which grew significantly as a result of an acquisition that closed in February 2005.

Management Conference Call

Company management will host a conference call at 9:00 a.m. EST on November 8, 2005 to review the Company’s third quarter results. All interested parties are welcome to attend the live webcast, which can be accessed through the “Shareholder” section of our website at www.MuniMae.com. You can also join the conference call by dialing 877-464-5945 (no pass code required).

Supplemental Financial Information

For more detailed financial information, along with a reconciliation of our non-GAAP performance measures, please access the Supplemental Financial Package, which is currently available in the “Shareholders” section of our website at www.MuniMae.com.

[2]	For a shareholder a) in the 35% tax bracket, b) not subject to AMT and c) able to utilize all deductions passed through the Company to the shareholder. For 2004, the over-all tax-exempt percentage was approximately 81% absent the impact of capital gains, and 75% taking account of capital gains. Tax information for 2004 on Form K-1 was mailed to shareholders March 3, 2005 and is also available on our website.

About the Company

MuniMae provides debt and equity financing to owners of real estate investments and offers investment advisory services to institutional investors. Assets under management as of today are approximately $16 billion secured by 3,000 properties, containing 320,000 units in 49 states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands.

MuniMae is organized as a limited liability company, which allows it to combine the limited liability, governance and management characteristics of a corporation with the pass-through income features of a partnership. As a result, the tax-exempt income derived from certain investments remains tax-exempt when passed through to shareholders. Distributions to shareholders are normally declared quarterly and paid in February, May, August and November.

Note: This press release contains some forward looking statements intended to qualify for the safe harbor contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Examples of forward-looking statements in this press release include Mr. Falcone’s statement of expectations for the Company’s financial performance for the remainder of fiscal 2005 and our statement about the timing and payment of distributions with respect our common shares.

Any or all of our forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially. Factors that may cause our plans, expectations, future financial condition and results to change include, but are not limited to: (a) changes in or failure to comply with applicable tax laws; (b) the availability of capital to fund operations; (c) the performance of multifamily housing developments and other investments; (d) the ability to acquire new investments; (e) changes in accounting principles generally accepted in the United States; (f) changes in demographic, general economic and business conditions, both nationally and in the regions in which we operate; and (g) other risk factors described by the Company in its current and periodic filings with the Securities and Exchange Commission pursuant to the Exchange Act.

MUNIMAE: INTEGRITY. INNOVATION. SERVICE.

www.MuniMae.com

CONTACT: Municipal Mortgage & Equity, LLC

Investor Relations:

Angela Richardson, 888-788-3863

SOURCE: Municipal Mortgage & Equity, LLC

MUNICIPAL MORTGAGE & EQUITY, LLC

SUPPLEMENTAL FINANCIAL DATA

(unaudited, in thousands)

	For the three months ended September 30,		For the nine months ended September 30,
	2005	2004	2005	2004
INCOME:
Interest income	$40,561	$34,975	$113,099	$100,594
Fee income	21,705	14,176	55,923	42,188
Net rental income	4,828	5,151	16,950	10,290

Total income	67,094	54,302	185,972	153,072

EXPENSES:
Interest expense	19,907	16,937	55,726	49,304
Interest expense on debentures and preferred shares	6,818	4,769	18,130	11,819
Salaries and benefits	22,227	17,759	59,915	53,742
General and administrative	6,179	7,148	22,895	17,390
Professional fees	2,615	2,464	7,959	6,673
Depreciation and amortization	6,384	3,681	14,115	9,412

Total expenses	64,130	52,758	178,740	148,340

Net gains (losses) and other, net	7,973	(847)	29,514	5,320

Income from continuing operations	10,937	697	36,746	10,052
Discontinued operations	9,480	10,865	9,480	10,865

Income before cumulative effect of a change in accounting principle	20,417	11,562	46,226	20,917
Cumulative effect of a change in accounting principle	—	—	—	520

Net income	$20,417	$11,562	$46,226	$21,437

Reconciliation to Adjusted Net Income
Net Income	$20,417	$11,562	$46,226	$21,437
Adjustments to exclude the impact of consolidated tax credit equity funds and guaranteed tax credit equity funds	3,516	4,222	12,302	17,865

Adjusted earnings	$23,933	$15,784	$58,528	$39,302

Reconciliation from Net Income to CAD
Net income	$20,417	$11,562	$46,226	$21,437
Adjustments to income due to financing method and consolidation of tax credit funds	3,525	(1,142)	12,304	2,402
Fees deferred for GAAP purposes	12,789	13,117	24,197	32,440
Non-cash items	7,879	11,283	10,504	8,015
Adjustments for investments in partnerships	(6,282)	(437)	(17,821)	4,414
Different carrying bases	(9,480)	(9,189)	(9,480)	(9,189)

Cash Available for Distribution (CAD)	$28,848	$25,194	$65,930	$59,519